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EXHIBIT 10.25

                                   October 13, 1997


Mr. Kevin Bennis
1834 Ballybunion Drive
Duluth, Georgia  30155


Dear Kevin,

     You have been advised that today, October 13, 1997, is your
final day at Frontier.   It is our intention to honor the terms
and conditions of your employment agreement ("Agreement") as
explained below.   This assumes that you, too, have honored it to
date, and will continue to honor those provisions that continue to apply in the future.

     The Agreement itself will not be renewed, and will be terminated as explained below. Likewise, the Change of Control provisions in that Agreement are to be terminated at the same time.

     There are two issues that must be addressed that are outside the scope of the Agreement; your loan from Frontier and your continued availability with respect to Frontier matters in which you were an active participant or may have relevant knowledge. This Agreement is intended to resolve all of these issues at one time, and to permit Frontier and you to pursue other interests without facing any complicating disagreements.

     We intend to address these issues as follows. We expect that in consideration of the mutual promises and benefits, explained below, your signature will show that you and Frontier agree to these arrangements. In the event you do not sign, we will implement this arrangement unilaterally, but may elect not to make any disbursements pending your acceptance.

     1. The effective date of the termination of the Agreement and your employment is to be today, October 13, 1997. (This will
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also include ending, by resignation, removal or replacement, as appropriate, any positions that you hold as an officer or director of Frontier or any of its subsidiaries.)

     You will receive a severance payment that has been calculated under the terms of the Agreement. Since the likelihood of a bonus in 1997 for the employees at your level is doubtful, there will be no bonus component in your severance, and there will be no bonus payment at any later date. You may elect to discuss with Ken Schirmuhly the opportunity to obtain the severance as salary continuation as a part of your tax planning.

     The amounts actually provided to you will be net of federal, state and local taxes and other withholdings of a kind such as are normally made to your pay. We anticipate that the total will be paid in a lump sum as soon as administratively practical at a time after seven days after the date of your signature. Once we have made normal withholdings and related payments to the government, any tax that may be owed or payable is your sole responsibility, excluding any FICA payments. You must indemnify Frontier should any liability be imposed on it for taxes, interest or penalties owed or payable on the severance payments.

     The amounts set out above are separate from and in addition to any benefits or amounts that you are eligible to receive under any Frontier benefit plan in which you participate. Your rights to such standard benefits or amounts shall continue to be as set forth in the relevant plan documents. Payouts of money invested in the Supplemental Retirement Savings Plan will commence in accord with the payment schedule you have previously selected. Finally, the opportunity for restricted stock that you have had now ends, as do all stock options under the relevant plans and your agreements.

     2. If there are any cash advances or expenses that must be cleared, you must advise us and resolve them.

     Benefits and perquisites made available to you, such as payments or reimbursements related to club memberships, telecommunications services, financial counseling and the like,
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will terminate when your employment terminates.  You will receive the required COBRA bridging or transitional coverage if you so elect, though the Agreement is more favorable to you. More information on COBRA is available on request.

     3. The terms and conditions of your Agreement include provisions that will survive your termination of employment. We will reduce the time period for non-competition set out in
Section 4 of the Agreement to twelve months, but in return require you to agree to a more precise non-solicitation paragraph, attached. We expect that you will strictly honor these provisions and the Agreement provisions related to confidential information and intellectual property. In accordance with the Frontier Corporation Code of Ethics and Business Conduct, you have agreed that after your employment you will not publish, disclose, use, or authorize anyone else to publish, disclose or use any private, confidential or proprietary information that you may have in any way acquired, learned, developed or created by reason of your employment with Frontier. If you should desire to seek any specific relief under the non-competition provision, you must discuss the matter personally with me at the appropriate time.

     4.   There is no further vacation or PTO time which is
available to you after today.   Unused PTO time will be prorated
in relation to the calendar year, and paid as the law requires.

     We require that you promptly vacate your apartment, leave it
in good condition, and return the keys.   Also, you currently
have available to you for your use an automobile that is owned or leased by Frontier. This automobile and all keys must be
returned promptly to Frontier in good condition.   All other
Frontier property must also be returned in good condition.

     5. You have a loan outstanding to Frontier that totals $167,000. This loan will be forgiven after two years, if you have fully complied with the terms of the non-competition and non-solicitation provisions. Until then, it will remain payable according to its terms and we may elect to call it at any time if we believe you have violated the provisions.

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     6.   To clarify the matters related to investigations and
litigation, you may have knowledge of certain situations that may have given rise to litigation against Frontier, or that are
likely to lead to litigation.   We expect you to make yourself
available to Frontier to assist Frontier in the prosecution or
defense of such claims.   Frontier will pay for the reasonable
costs of your travel and related expenses.   We expect you to
cooperate fully in the handling of such matters, which are to be
controlled by counsel for Frontier.   You agree to travel so as
to assist Frontier in the defense of these matters, to provide information truthfully and to the best of your knowledge and recollection, and where requested, to provide sworn testimony to the extent required.

     7. We require you to release and discharge Frontier, its officers, agents, employees, subsidiaries, affiliates and successors in interest from any and all claims of any kind which you, or anyone acting on your behalf or claiming rights through you, including agents, executors, heirs, devisees or assigns, now have or ever had, whether known or unknown, up to and including October 13, 1997, or arising out of your employment with Frontier or any Frontier Company, including any rights or claims under this Agreement, except as specifically set out here.

     In return, Frontier, its subsidiaries, affiliates and agents will release, waive and discharge you and your heirs, assigns, and agents from each and every claim, action, or right of any sort, known or unknown, relating to events or matters occurring or arising on or before October 13, 1997.

     8. We require that you will keep confidential the terms and conditions of this Agreement, and you will not disclose them to any person other than your legal and/or financial advisor(s), and your immediate family, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that you disclose or produce this Agreement or any terms or conditions thereof, you will notify us and give us time to respond before taking any action or making any disclosure. We will make those disclosures required of us.

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     We will respond to inquiries in a manner that is consistent with our policy of verifying the fact of employment, the position
and the length of service.   We invite you to seek personal
references within the Company with whom you feel comfortable.

     9.   YOU SHOULD READ THE FOLLOWING DISCLOSURE THAT IS
REQUIRED BY LAW.   THE RELEASE WE REQUEST HERE INCLUDES BUT IS
NOT LIMITED TO CLAIMS, ACTIONS OR CAUSES OF ACTION ASSERTED OR WHICH COULD HAVE BEEN ASSERTED UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VIII OF THE CIVIL RIGHTS ACT OF 1964, THE NEW YORK (OR ANY OTHER STATE'S) HUMAN RIGHTS LAW, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, OR THE AMERICANS WITH DISABILITIES ACT, AS ANY HAVE BEEN AMENDED, and any claims, actions or causes of action for wrongful discharge, unjust dismissal, constructive discharge, breach of any written, oral or implied promise or agreement related to employment, salary, severance payments, benefits, other compensation, or attorneys' fees or costs related to employment or compensation.

     IN EXECUTING THIS AGREEMENT, YOU AGREE THAT YOU HAVE BEEN GIVEN AT LEAST 45 DAYS IN WHICH TO CONSIDER SIGNING THIS LETTER AGREEMENT AND THE RELEASE SET OUT JUST ABOVE, EVEN THOUGH YOU MAY
EXECUTE IT WITHIN THAT TIME.   YOU ACKNOWLEDGE AND AGREE THAT YOU
HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE CONCERNING THIS AGREEMENT. YOU AGREE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT, AND ARE ENTERING INTO THIS AGREEMENT VOLUNTARILY. YOU HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT.

     YOU HAVE THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN DAYS OF SIGNING IT, AND IT WILL NOT BECOME EFFECTIVE UNTIL THE SEVEN DAY PERIOD HAS EXPIRED. IF YOU HAVE RECEIVED ANY COMPENSATION WITHIN THIS SEVEN DAY PERIOD RELATED TO THIS AGREEMENT, YOU AGREE TO RETURN SUCH COMPENSATION TO FRONTIER IMMEDIATELY AFTER ANY REVOCATION.

     10.  You should also recall that you are a Section 16
"insider", and that there are obligations with respect to holding such status that continue for a period of six months into the future. We require that you will comply with the rules applicable to this status.

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     We believe that what is set out above reflects a fair
reading of the Agreement and a reasonable method to wind things up. If you should elect to reject this proposed resolution of the Agreement, Frontier reserves the right to take other steps available to it under the Agreement, and may elect to make no disbursements pending resolution of the Agreement and other issues.

     If you are willing to agree with the terms of this Agreement, please signify your consent by signing this letter in the place provided below, and returning the original to me.

     You should contact Ken Schirmuhly at 716-777-6028 with any questions about the implementation of this action. Thank you.


Very truly yours,

/s/ Joseph P. Clayton

Joseph P. Clayton
Chief Executive Officer


                         AGREEMENT

     I have reviewed this Agreement, including the recitals set out in paragraphs 9 and 10, and by signing below, signify that I agree with what is stated above, I have had sufficient opportunity to seek outside legal advice, and I am willing to, and do agree with its terms and conditions. The effective date of this Agreement is October 13, 1997.



                                   /s/ Kevin Bennis
Dated:  October 23, 1997         ----------------------------
                                       Kevin Bennis

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                           RESIGNATION


     I resign from any and all positions as officer or director of Frontier or any Frontier affiliate or subsidiary, effective immediately.


                                   /s/ Kevin Bennis
Dated:  October 23, 1997          -----------------------------
                                       Kevin Bennis

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      Attachment to Letter Agreement Dated October 13, 1997


Non-Solicitation.
-----------------
     You covenant and agree that for a period of two years, and without regard to the activity or activities in which you are engaging, whether it is within or without the telecommunications industry, you will not, directly or through employees, agents, recruiters, independent contractors or others: (a) offer, promise, provide or guarantee employment, work for compensation, business opportunity or other means of financial gain, or solicit, invite an inquiry on employment or other compensatory relationship, respond to such inquiry with a promise or grant of an employment or other compensatory relationship, or otherwise seek to influence any person to leave Frontier or any Frontier Company or to undertake activities that would be adverse to Frontier's interests, where such person is employed by Frontier or is in an independent contractor relationship in which a majority of their time is spent on Frontier-related activities, or is a supplier of services to Frontier who would thereafter become unavailable to provide such services to Frontier, or who has been in such an employment or independent contractor relationship within the 12 months prior to your contact(s); or
(b) solicit from, convert, attempt to convert, divert business from, or attempt to divert business from any of Frontier's customers, customer accounts or locations, whether such activity is intended to benefit you or any other person or entity, and whether or not such activity is successful.